Exhibit 99.1

       SCBT Financial Corporation Announces Creation of New Company -
          The Mortgage Banc - Headquartered in Columbia, South Carolina


    COLUMBIA, S.C.--(BUSINESS WIRE)--May 18, 2004--Today, SCBT Financial Corporation (NASDAQ: SCBT) announced the creation of a new company, The Mortgage Banc. This company will initially focus on providing mortgage products, services and consulting to other financial institutions and mortgage companies throughout the Southeast.
    Mr. John Pollok has been named as president of this new company, which will operate as a subsidiary of South Carolina Bank and Trust, N.A. Pollok, age 38, has been with SCBT Financial Corp. for 8 years. He previously served as the Chief Administrative Officer and was responsible for all mortgage lending in the Company.
    SCBT Financial Corp. CEO John Hipp stated, "John Pollok has taken our Company from $10MM per year in originations to over $600MM per year and is considered to be one of the top visionaries in the Southeast. We believe this is an excellent opportunity to leverage one of the core strengths of our Company. Over the past five years one of our goals has been to aggressively diversify revenue streams and The Mortgage Banc allows us to continue these trends." Hipp further stated, "Pollok is uniquely qualified to build this company which will bring additional jobs and revenue to South Carolina."
    The Mortgage Banc will be headquartered in Columbia and will start with approximately 15 employees. Pollok stated, "I am excited about the services we will be able to offer through The Mortgage Banc. Our team's expertise and experience in the mortgage industry will allow us to tailor our services to meet the needs of our customers at any stage in their business cycle. The Mortgage Banc will offer guidance, consulting and competitive pricing to our business-to-business customers, while maintaining superior customer service. There are over 7,000 community banks around the United States and our goal is to help many of them become even more successful at mortgage banking."
    It is anticipated that this new company will work in conjunction with South Carolina Bank and Trust's (SCBT) Correspondent Banking Division. SCBT is the only bank headquartered in South Carolina that provides a full line of correspondent banking services.
    SCBT Financial Corp. is headquartered in Columbia, S.C., and is the 10th largest bank in South Carolina with assets exceeding $1 billion. SCBT Financial Corporation is the holding company for South Carolina Bank and Trust, South Carolina Bank and Trust of the Piedmont and The Mortgage Banc. The company has 33 locations in 12 counties throughout South Carolina.


    CONTACT: SCBT Financial Corporation
             C. John Hipp, 803-765-1006